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infoUSA Inc.

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5711 S 86TH Circle
PO Box 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
May 29, 2007

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900

STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: ir@infousa.com
Statement by infoUSA CEO says don’t be fooled by activist hedge funds claiming to be “loyal shareholders.”
(OMAHA, NE)— Vinod Gupta, chief executive officer of infoUSA®, (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, issued the following statement today in response to continued attacks on the company by hedge fund Dolphin Limited Partnership and its front man, Don Netter.
“ Dolphin is an opportunistic hedge fund that typifies what’s wrong with Wall Street these days. Claiming to be crusading for the interests of investors, waving the banner of “corporate governance,” Dolphin looks to make a quick buck. It is no wonder ordinary investors are cynical about hedge funds, with their greenmail tactics and efforts to trade on inside information. Certainly, it is disconcerting to receive communications from Dolphin claiming to know what is best for the future of infoUSA. Then to be confronted with the reality that, according to Thompson Financial in the first quarter of this year, Dolphin reduced its holdings in infoUSA by 185,301 shares. Mr. Netter is talking out of both sides of his mouth.
It is ironic that Mr. Netter should direct his attacks at me — the true ‘loyal shareholder.’ I am the founder of the Company and my financial fate, and that of my family, quite literally depends on the Company’s success. infoUSA shares are not some small piece of a billion-dollar fund that I manage. Unlike Mr. Netter, I am not a quick-buck artist who can profit from damaging the reputation of the Company. The only way I can succeed is by truly enhancing the value of the company over the long term. It seems to me easy to tell who really has the interests of all shareholders at heart.”
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.